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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 10)(1)


                                CKF BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12561J 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /X/   Rule 13d-1(b)

         /X/   Rule 13d-1(c)

         /_/   Rule 13d-1(d)

--------------

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               Page 1 of 10 pages


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CUSIP NO. 12561J 10 4                13G                      PAGE 2 OF 10 PAGES
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1    NAMES OF REPORTING PERSONS:
     CKF BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST ("ESOP")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     61-1267810
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                   (a)  /_/

                                                                   (b)  /_/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     COMMONWEALTH OF KENTUCKY

--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER                     0
       NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             120,807
        OWNED BY
          EACH         ---------------------------------------------------------
       REPORTING          7      SOLE DISPOSITIVE POWER                0
         PERSON
          WITH         ---------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER        120,807

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     120,807
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     /_/
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
              EP
--------------------------------------------------------------------------------




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--------------------------------------------------------------------------------
CUSIP NO. 12561J 10 4                13G                      PAGE 3 OF 10 PAGES
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:
     CKF BANCORP, INC. INCENTIVE PLAN TRUST ("INCENTIVE PLAN")

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     61-1267810
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                   (a)  /_/

                                                                   (b)  /_/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     COMMONWEALTH OF KENTUCKY

--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER                     0
       NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              21,200
        OWNED BY
          EACH         ---------------------------------------------------------
       REPORTING          7      SOLE DISPOSITIVE POWER                0
         PERSON
          WITH         ---------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER         21,200

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     21,200
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     /_/
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.45%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
              EP
--------------------------------------------------------------------------------

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CUSIP NO. 12561J 10 4                13G                      PAGE 4 OF 10 PAGES
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:
     W. IRVINE FOX, JR.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                   (a)  /_/

                                                                   (b)  /_/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER                62,400
       NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             135,807(1)
        OWNED BY
          EACH         ---------------------------------------------------------
       REPORTING          7      SOLE DISPOSITIVE POWER           62,400
         PERSON
          WITH         ---------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER        135,807(1)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     198,207
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     /_/
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     13.52%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
              IN
--------------------------------------------------------------------------------

(1) Consists of 120,807 shares held by the ESOP, for which the reporting person serves as a trustee, and 15,000 shares owned by the reporting person's spouse.

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CUSIP NO. 12561J 10 4                13G                      PAGE 5 OF 10 PAGES
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--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS:
     YVONNE YORK MORLEY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                   (a)  /_/

                                                                   (b)  /_/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER                 6,000(1)
       NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             143,207(2)
        OWNED BY
          EACH         ---------------------------------------------------------
       REPORTING          7      SOLE DISPOSITIVE POWER            6,000(1)
         PERSON
          WITH         ---------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER        143,207(2)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     149,207
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     /_/
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.18%(3)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
              IN
--------------------------------------------------------------------------------

(1) Includes options to acquire 4,000 shares of common stock, which options are exercisable within 60 days.
(2) Consists of 120,807 shares held by the ESOP and 21,200 shares held by the Incentive Plan, for each of which the reporting person serves as a trustee, and 1,200 shares owned by the reporting person's spouse.
(3) Assumes options to acquire 4,000 shares have been exercised and assumes that 4,000 shares held by the Incentive Plan are transferred to the reporting person upon exercise.



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CUSIP NO. 12561J 10 4                13G                      PAGE 6 OF 10 PAGES
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1    NAMES OF REPORTING PERSONS:
     JACK L. BOSLEY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                   (a)  /_/

                                                                   (b)  /_/

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER                18,000
       NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             142,007(1)
        OWNED BY
          EACH         ---------------------------------------------------------
       REPORTING          7      SOLE DISPOSITIVE POWER           18,000
         PERSON
          WITH         ---------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER        142,007(1)

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     160,007
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     /_/
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.92%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
              IN
--------------------------------------------------------------------------------

(1) Consists of 120,807 shares held by the ESOP and 21,200 shares held by the Incentive Plan, for each of which the reporting person serves as a trustee.


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                                                  ------------------------------
                                                        PAGE 7 OF 10 PAGES
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

ITEM 1(a)    NAME OF ISSUER:

             CKF Bancorp, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             340 West Main Street
             Danville, Kentucky 40422

ITEM 2(a)    NAME OF PERSON(S) FILING:

             CKF Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), CKF Bancorp, Inc. Incentive Plan Trust ("Incentive Plan"), Yvonne York Morley and Jack L. Bosley who serve as trustees of the ESOP and the Incentive Plan and W. Irvine Fox, Jr., who serves as a trustee of the ESOP.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             ESOP and Incentive Plan: Same as Item 1(b).

             W. Irvine Fox, Jr.:   One Charleston Greene
                                   Danville, Kentucky 40422

             Yvonne York Morley:   799 West Lexington Avenue
                                   Danville, Kentucky 40422

             Jack L. Bosley:       2632 Highway 1273
                                   Danville, Kentucky 40422

ITEM 2(c)    CITIZENSHIP:

             See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.01 per share.

ITEM 2(e)    CUSIP NUMBER:

             See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (f) /X/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                                                  ------------------------------
                                                        PAGE 8 OF 10 PAGES
                                                  ------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


         Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not
applicable. This Schedule 13G is being filed on behalf of the ESOP and Incentive Plan identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the separate trusts established pursuant to the ESOP and Incentive Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.       OWNERSHIP.

         (a)  AMOUNT BENEFICIALLY OWNED:  See Row 9 of the second part of the
              -------------------------
              cover page provided for each reporting person.

         (b)  PERCENT OF CLASS:  See Row 11 of the second part of the cover page
              ----------------
              provided for each reporting person.

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS: See Rows 5, 6, 7,
              --------------------------------------------
              and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /_/

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         CKF Bancorp, Inc., in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.



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                                                  ------------------------------
                                                        PAGE 9 OF 10 PAGES
                                                  ------------------------------

ITEM 10.     CERTIFICATIONS.

         By signing below, each signatory in the capacity of an ESOP or Incentive Plan trustee certifies that, to the best of his or her knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his or her individual capacity certifies that, to the best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                        PAGE 10 OF 10 PAGES
                                                  ------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CKF BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ W. Irvine Fox, Jr.                             February 8, 2005
-----------------------------------                ---------------------
W. Irvine Fox, Jr., as Trustee                     Date


/s/ Yvonne York Morley                             February 8, 2005
-----------------------------------                ---------------------
Yvonne York Morley, as Trustee                     Date


/s/ Jack L. Bosley                                 February 8, 2005
-----------------------------------                ---------------------
Jack L. Bosley, as Trustee                         Date


CKF BANCORP, INC.
INCENTIVE PLAN TRUST

By Its Trustees:


/s/ Yvonne York Morley                             February 8, 2005
-----------------------------------                ---------------------
Yvonne York Morley, as Trustee                     Date


/s/ Jack L. Bosley                                 February 8, 2005
-----------------------------------                ---------------------
Jack L. Bosley, as Trustee                         Date




/s/ W. Irvine Fox, Jr.                             February 8, 2005
-------------------------------------              ---------------------
W. Irvine Fox, Jr., as an Individual               Date
Stockholder

/s/ Yvonne York Morley                             February 8, 2005
------------------------------------               ---------------------
Yvonne York Morley, as an Individual               Date
Stockholder

/s/ Jack L. Bosley                                 February 8, 2005
-----------------------------------                ---------------------
Jack L. Bosley, as an Individual                   Date
Stockholder